As filed with the Securities and Exchange Commission on August 3, 2016
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
 UNDER THE SECURITIES ACT OF 1933
TEVA PHARMACEUTICAL INDUSTRIES LIMITED
 (Exact name of registrant as specified in its charter)
Israel (State or other jurisdiction or incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

5 Basel Street
P.O. Box 3190
Petach Tikva, 4951033 Israel
(Address of Principal Executive Offices)

Teva Pharmaceutical Industries Limited
2015 Long-Term Equity-Based Incentive Plan
 (Full title of the plan)

Teva Pharmaceuticals USA, Inc.
1090 Horsham Road
North Wales, Pennsylvania 19454
Attention:  Deborah Griffin
(215) 591-3000
 (Name, address and telephone number, including area code, of agent for service)

Copy to:
Jeffrey S. Hochman, Esq.
Michael A. Katz, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019-6099
 (212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.  (Check one):
Large accelerated filer ☒         Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)   Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE
Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, NIS 0.1 par value, deposited as American Depositary Shares	35,300,000	$53.24	$1,879,372,000.00	$189,252.76
(1)	American Depositary Shares (“ADSs”) issuable on deposit of ordinary shares of Teva Pharmaceutical Industries Limited (the “Registrant”), NIS 0.1 par value (“ordinary shares”), have been registered under a separate registration statement. One ADS equals one Ordinary Share.
(2)	This Registration Statement on Form S-8 (this “Registration Statement”) covers 35,300,000 additional ordinary shares which may be issued under the Teva Pharmaceutical Industries Limited 2015 Long-Term Equity-Based Incentive Plan (the “Plan”), including (i) 33,300,000 ordinary shares which were approved by the Registrant’s shareholders at its Annual Meeting of Shareholders on April 18, 2016 and (ii) 2,000,000 ordinary shares subject to share options, restricted shares and restricted share units issued under the Plan as “substitute awards” in connection with the consummation of the Registrant’s acquisition of the global generics business of Allergan plc (“Allergan”) pursuant to that certain Master Purchase Agreement, dated as of July 26, 2015, as amended, by and between the Registrant and Allergan. These “substitute awards” were granted under the Plan in exchange for share options, restricted shares and restricted share units granted to employees of Allergan prior to the transaction under the Allergan stock incentive plans. In addition, this Registration Statement covers an indeterminable number of additional ordinary shares as may hereafter be offered or issued pursuant to the Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions effected without the receipt of consideration and pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices per share of the ordinary shares represented by ADSs on August 2, 2016, as reported by The New York Stock Exchange.

EXPLANATORY NOTE
On September 9, 2015, Teva Pharmaceutical Industries Limited (the “Registrant”) filed a Registration Statement on Form S-8 (File No. 333-206753) (the “Prior Registration Statement”) to register 46,200,000 ordinary shares of the Registrant, NIS 0.1 par value (“ordinary shares”), which may be issued under the Teva Pharmaceutical Industries Limited 2015 Long-Term Equity-Based Incentive Plan (the “Plan”).
On April 18, 2016, at the Registrant’s Annual Meeting of Shareholders, the Registrant’s shareholders approved an amendment to the Plan to increase the number of ordinary shares available for issuance thereunder by an additional 33,300,000 shares.
In connection with the consummation of the Registrant’s acquisition of the global generics business of Allergan plc (“Allergan”) pursuant to that certain Master Purchase Agreement, dated as of July 26, 2015, as amended, by and between the Registrant and Allergan, the Registrant issued “substitute awards” of share options, restricted shares and restricted share units under the Plan.  These “substitute awards” were granted under the Plan in exchange for share options, restricted shares and restricted share units granted to employees of Allergan prior to the transaction under the Allergan stock incentive plans.  The ordinary shares subject to the “substitute awards” were issued in reliance on the “mergers and acquisitions” exemption to the shareholder approval requirements under Section 303A.08 of The New York Stock Exchange Listed Company Manual.
Pursuant to General Instruction E of Form S-8, this Registration Statement on Form S-8 (this “Registration Statement”) is filed by the Registrant to register 35,300,000 additional ordinary shares, including (i) 33,300,000 ordinary shares which were approved by the Registrant’s shareholders at its Annual Meeting of Shareholders on April 18, 2016 and (ii) 2,000,000 ordinary shares subject to the “substitute awards” issued under the Plan to former employees of Allergan.  In accordance with General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference, including all exhibits filed therewith or incorporated therein by reference, except as supplemented, amended or superseded by the information set forth below.
PART II
INFORMATION REQUIRED IN THE
 REGISTRATION STATEMENT
Item 8.	EXHIBITS
The exhibits to this Registration Statement are listed in the Exhibit Index and incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, State of Israel, on the 3rd day of August, 2016.
TEVA PHARMACEUTICAL INDUSTRIES LIMITED
By:	/s/ Erez Vigodman
Erez Vigodman
President and Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned directors and/or officers of the Registrant hereby constitutes and appoints Erez Vigodman, Eyal Desheh, Richard S. Egosi and Deborah Griffin, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and deliver with the Commission under the Securities Act any and all post-effective amendments to this Registration Statement and generally to do all things and perform any and all acts and things whatsoever requisite and necessary or desirable to enable the Registrant to comply with the provisions of the Securities Act and all requirements of the Commission.
[Signatures appear on the following page.]

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:
Name		Title	Date

By:	/s/ Prof. Yitzhak Peterburg Prof. Yitzhak Peterburg	Chairman of the Board	August 3, 2016

By:	/s/ Erez Vigodman Erez Vigodman	President, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2016

By:	/s/ Eval Desheh Eyal Desheh	Group Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 3, 2016

By:	/s/ Deborah Griffin Deborah Griffin	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	August 3, 2016

By:	/s/ Roger Abravanel Roger Abravanel	Director	August 3, 2016

By:	Sol J. Barer	Director

By:	Arie Belldegrun	Director

By:	Rosemary A. Crane	Director

By:	/s/ Amir Elstein Amir Elstein	Director	August 3, 2016

By:	/s/ Jean-Michel Halfon Jean-Michel Halfon	Director	August 3, 2016

By:	/s/ Gerald M. Lieberman Gerald M. Lieberman	Director	August 3, 2016

By:	/s/ Galia Maor Galia Maor	Director	August 3, 2016

By:	/s/ Joseph Nitzani Joseph Nitzani	Director	August 3, 2016

By:	/s/ Ory Slonim Ory Slonim	Director	August 3, 2016

By:	/s/ Gabrielle Sulzberger Gabrielle Sulzberger	Director	August 3, 2016

By:	/s/ Deborah Griffin Deborah Griffin	Authorized U.S. Representative	August 3, 2016

EXHIBIT INDEX
Exhibit No.	Description	Incorporated by Reference				Filed Herewith
		Form	File No.	Exhibit	Filing Date
4.1

Amended and Restated Deposit Agreement, dated November 5, 2012, among Teva Pharmaceutical Industries Limited, JPMorgan Chase Bank, N.A., as depositary, and the owners and holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipt contained therein

		F-6	333-184652	99.(a)	October 30, 2012
4.2

Amendment to Deposit Agreement, dated February 29, 2016, among Teva Pharmaceutical Industries Limited, JPMorgan Chase Bank, N.A., as depositary, and the owners and holders from time to time of American Depositary Shares issued thereunder, including the form of American Depositary Receipt contained therein

		F-6 POS	333-208239	99.(a)(2)	February 29, 2016
5.1	Opinion of Tulchinsky Stern Marciano Cohen Levitski & Co.					X
5.2	Opinion of Willkie Farr & Gallagher LLP					X
23.1	Consent of Kesselman & Kesselman – Independent Registered Public Accounting Firm to the Registrant					X
23.2	Consent of PricewaterhouseCoopers LLP – Independent Registered Public Accounting Firm to Allergan					X
23.3	Consent of Tulchinsky Stern Marciano Cohen Levitski & Co. (included in Exhibit 5.1)					X
23.4	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.2)					X
24.1	Power of Attorney (included on signature page of this Registration Statement)					X
99.1	Teva Pharmaceutical Industries Limited 2015 Long-Term Equity-Based Incentive Plan	6-K	001-16174	Ex. B	July 30, 2015